Filed Pursuant to Rule 433

Registration Statement No. 333-224400

April 23, 2019

US$1,250,000,000

Rogers Communications Inc.

4.350% Senior Notes due 2049

Dated April 23, 2019

The following information supplements (or supersedes, to the extent that it is inconsistent therewith) the Preliminary Prospectus Supplement dated April 23, 2019 relating to the below described securities (the “Preliminary Prospectus Supplement”). Capitalized terms used but not defined in this pricing term sheet shall have the meaning ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Rogers Communications Inc.

Guarantor:	Rogers Communications Canada Inc.

Trade Date:	April 23, 2019

Settlement Date*:	April 30, 2019 (T+5)

Aggregate Principal Amount:	US$1,250,000,000

Expected Ratings**:	Moody’s Investors Service Inc.: Baa1

S&P Global Ratings: BBB+

Fitch Ratings Ltd.: BBB+

Maturity Date:	May 1, 2049

Coupon:	4.350%

Public Offering Price:	99.667%, plus accrued interest, if any, from April 30, 2019

Yield to Maturity:	4.370%

Spread to Benchmark Treasury:	+140 basis points

Benchmark Treasury:	3.375% due November 15, 2048

Benchmark Treasury Price and Yield:	107-291⁄2 / 2.970%

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2019

Record Dates:	April 15 and October 15

Redemption Provisions:

Make-whole Call:	Callable prior to November 1, 2048 at the greater of par or a discount rate of Treasury plus 25 basis points

Par Call:	Callable on or after November 1, 2048 at 100%

CUSIP / ISIN:	775109BN0 / US775109BN09

Joint Book-Running Managers:	J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

TD Securities (USA) LLC

Citigroup Global Markets Inc.

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

Co-Managers:	BMO Capital Markets Corp.

CIBC World Markets Corp.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

National Bank of Canada Financial Inc.

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

*        *        *

Changes to the Preliminary Prospectus Supplement

On April 23, 2019, Rogers Communications Inc. (“RCI”) priced a Canadian offering of Cdn$1,000,000,000 aggregate principal amount of 3.250% senior notes due 2029 (the “Canadian Notes”). The Canadian Notes, which will be issued by RCI and guaranteed on an unsecured, unsubordinated basis by Rogers Communications Canada Inc., will constitute the expected additional debt described under the heading “Summary of the Offering—Expected Additional Debt” and elsewhere in the Preliminary Prospectus Supplement. The Canadian Notes are being offered only by means of a prospectus supplement and related base prospectus in each of the provinces of Canada. The offering of the Canadian Notes is not being made in the United States. Conforming changes are deemed to be made throughout the Preliminary Prospectus Supplement to reflect the offering of the Canadian Notes.

*        *        *

*Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next two succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

**Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or TD Securities (USA) LLC toll-free at 1-855-495-9846.

2